As filed with the Securities and Exchange Commission on May 7, 2010

Registration No. 333-129427

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 Wabasha Street North St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB INC. 2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Lawrence T. Bell, Esq.

General Counsel

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(651) 293-2981

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Ecolab Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2005 (Registration Statement No. 333-129427 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Ecolab Inc. 2005 Stock Incentive Plan (the “2005 Plan”). Pursuant to the Prior Registration Statement, the Company registered for issuance a total of 12,000,000 shares of Common Stock under the 2005 Plan.

The Company has since adopted a new equity incentive plan, the Ecolab Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which replaces the 2005 Plan as of May 6,  2010, the date the Company’s stockholders approved the 2010 Plan. No future awards will be made under the 2005 Plan. According to the terms of the 2010 Plan, the shares of Common Stock that remained available for grant under the 2005 Plan, as of May 6, 2010, are available for issuance under the 2010 Plan. The total number of shares of Common Stock available for grant under the 2005 Plan and carried over to the 2010 Plan on May 6, 2010 was 1,400,000 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2010 Plan, including but not limited to the Carryover Shares.  The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2010 Plan due to outstanding awards under the 2005 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on May 7, 2010.

ECOLAB INC.

By:	/s/Douglas M. Baker, Jr.
Douglas M. Baker, Jr. Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on May 7, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/Douglas M. Baker, Jr.	Chairman of the Board, President and Chief Executive Officer (principal executive officer) and Director*
Douglas M. Baker, Jr.

/s/Steven L. Fritze	Chief Financial Officer (principal financial officer)
Steven L. Fritze

/s/John J. Corkrean	Vice President and Corporate Controller (principal accounting officer)
John J. Corkrean

/s/Lawrence T. Bell	Directors*
Lawrence T. Bell, as attorney-in-fact for Les S. Biller, Jerry A. Grundhofer, Joel W. Johnson, Jerry W. Levin, and Robert L. Lumpkins

*These directors constitute a majority of the Board of Directors.

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